Exhibit 3.3

CERTIFICATE OF DESIGNATION
OF
SERIES B PREFERENCE SHARES
OF
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares (the “Company”), hereby certifies that, pursuant to duly authorized resolutions of the Board of Directors of the Company adopted on [•], 2018, the creation of the Series B Preference Shares, with a par value of U.S.$0.01 per share (the “Preference Shares”), was authorized and the designations, preferences and privileges, voting, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Preference Shares, in addition to those set forth in the Memorandum of Association and Bye-Laws of the Company, were fixed as follows:

Section 1.                                           Designation; Amount of Shares.  The designation of this series of Preference Shares shall be “Series B Preference Shares”, and the number of shares constituting this series shall be [•].  Each Preference Share shall be identical in all respects to every other Preference Share. Any Preference Shares cancelled by purchase or redemption, or otherwise acquired by the Company, will have the status of authorized but unissued Preference Shares and may be reissued as part of the same class or series or may be reclassified and reissued by the Board of Directors in the same manner as any other authorized and unissued shares and shall not be taken to have reduced the amount of the Company’s authorized share capital. The number of authorized Preference Shares may be reduced (but not below the number of Preference Shares then issued and outstanding) by further resolutions duly adopted by (i) the Board of Directors and (ii) the holders of Preference Shares and Common Shares voting together as a single class. No such reduction shall affect the due authorization of any issued and outstanding Preference Shares.

Section 2.                                           Definitions. As used herein with respect to the Preference Shares:

(a)                                 “Actual Liquidation” has the meaning assigned to such term in Section 5(a).

(b)                                 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(c)                                  “Board of Directors” means the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(d)                                 “Business Day” means (i) a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City, New York, or Bermuda generally are authorized or obligated by law or executive order to close and (ii) for the purposes of determining the LIBOR only, a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which dealings in U.S. dollars are not carried on in the London interbank market.

(e)                                  “book value” means the Company’s consolidated book value calculated in accordance with U.S. generally accepted accounting principles, without any adjustments thereto resulting from the application of “push down accounting” by CMIG International or its Affiliates, but as adjusted to provide for the treatment of the Preference Shares as equity.

(f)                                   “Bye-Laws” means the amended and restated bye-laws of the Company, as they may be amended from time to time.

(g)                                  “Cashless Redemption” has the meaning assigned to such term in Section 6(f).

(h)                                 “Certificate of Designation” means this Certificate of Designation relating to the Preference Shares, as it may be amended from time to time.

(i)                                     “CMIG International” means CMIG International Holding Pte. Ltd., a Singapore holding company, and its successors.

(j)                                    “Commission” means the Securities and Exchange Commission.

(k)                                 “Common Shares” means the common shares, par value U.S.$0.01 per share, of the Company, or any other class of shares resulting from successive changes or reclassifications of such common shares consisting solely of changes in par value, or as a result of a subdivision, combination, merger, amalgamation, consolidation or similar transaction in which the Company is a constituent company.

(l)                                     “Company” has the meaning assigned to such term in the preamble.

(m)                             “Conversion Election Notice” has the meaning assigned to such term in Section 7(b).

(n)                                 “Conversion Price” means the Issue Price, subject to adjustment as applicable in accordance with Section 7(i) and, for the avoidance of doubt, not subject to any adjustment for dividends or distributions, including Extraordinary Dividends, that have been paid in accordance with Section 4.

(o)                                 “Conversion Ratio” has the meaning assigned to such term in Section 7(a).

(p)                                 “Conversion Shares” means the Common Shares then issuable upon conversion of the Preference Shares in accordance with the terms of Section 7.

(q)                                 “Designating Holders” has the meaning assigned to such term in Section 4(e)(ii).

(r)                                    “Dividend Period” has the meaning assigned to such term in Section 4(b).

(s)                                   “Dividend Record Date” has the meaning assigned to such term in Section 4(b).

(t)                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u)                                 “Extraordinary Dividends” means any dividend or distribution of cash to the holders of the Common Shares on account of such Common Shares (or other shares of the Company into which the Preference Shares are then convertible), which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Shares (or other shares of the Company into which the Preference Shares are then convertible) during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in Section 7(i)) exceeds $[•] per Common Share (and, for the avoidance of doubt, the amount of such excess).

(v)                                 “Independent Director” has the meaning assigned to such term in the Shareholders Agreement.

(w)                               “Issue Date” means [•], 2018.

(x)                                 “Issue Price” means $[•].

(y)                                 “Junior Shares” means any class or series of shares of the Company, including Common Shares, that ranks junior to the Preference Shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Company and, for the avoidance of doubt, shall not include any indebtedness of the Company or shares accounted for as a liability of the Company.

(z)                                  “LIBOR” means, for any Dividend Period, the rate per annum for deposits in U.S. dollars for a period of three (3) months which appears on Bloomberg Screen US0003M Page (or any applicable successor page) as of 11:00 a.m. (London, England time) on the date two (2) Business Days before the commencement of such Dividend Period (herein, the “LIBOR Determination Date”). If no such offered rate exists or is unavailable, then such rate will be the arithmetic mean of the per annum rate of interest at which deposits of U.S. dollars in immediately available funds are offered at 11:00 a.m. (London, England time) on the date two (2) Business Days before the LIBOR Determination Date quoted by two (2) major financial institutions in the London interbank market for an interest period of three (3) months for an amount equal to the number of Preference Shares then outstanding multiplied by the Conversion Price, as selected by the Company in good faith. If LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Certificate of Designation.

Notwithstanding the foregoing, if (i) the Company determines in good faith that LIBOR has been discontinued, and such discontinuance is unlikely to be temporary, or that LIBOR is no longer being published, or (ii) the supervisor for the administrator of the London Interbank

Offered Rate has made a public statement identifying a specific date after which the London Interbank Offered Rate shall no longer be used for determining interest rates for loans, then the holders of the Preference Shares and the Company will negotiate in good faith to (1) designate a substitute or successor reference rate, including any spread with respect thereto, taking into account general comparability to LIBOR, acceptance as a market-based benchmark interest rate and any other commercially reasonable adjustments or factors as such holders and the Company deem appropriate, and (2) determine any necessary changes to the business day convention and the LIBOR Determination Date to be used and any other relevant methodology for calculating the substitute or successor interest rate, including any adjustment factor needed to make such substitute or successor reference rate comparable to LIBOR, in a manner that is consistent with industry accepted practices for such substitute or successor reference rate. Any such designation and determination agreed to by the holders of a majority of the Preference Shares and the Company shall be final and conclusive absent manifest error, and the Company shall amend this Certificate of Designation as necessary to effectuate the substitute or successor reference rate. From the earlier of (A) the date that LIBOR has been discontinued or is no longer being published as described in clause (i) above and (B) the specific date referred to in clause (ii) above (such earlier date, the “LIBOR Discontinuance Date”) until the holders of the Preference Shares and the Company make such designation and determination, “LIBOR” shall be deemed to mean LIBOR in effect during the Dividend Period immediately preceding the LIBOR Discontinuance Date.

(aa)                          “Liquidation Price” means, with respect to any Preference Share, the Conversion Price, plus all unpaid, accrued and accumulated dividends on such Preference Share, less the amount of any Extraordinary Dividends per share that have been paid in accordance with Section 4.

(bb)                          “Mandatory Conversion Event” has the meaning assigned to such term in Section 7(a).

(cc)                            “Memorandum of Association” means the memorandum of association of the Company, as it may be amended from time to time.

(dd)                          “Optional Conversion Event” means a conversion of Preference Shares completed in accordance with Section 7(b).

(ee)                            “Parity Shares” means any class of share capital or series of preference shares established by the Board of Directors in accordance with the terms hereof, if such class or series will rank pari passu to the Preference Shares as to dividend rights or rights upon liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary and, for the avoidance of doubt, shall not include any indebtedness of the Company or shares to the extent treated as a liability by applicable rating agencies.

(ff)                              “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

(gg)                            “Preference Shares” has the meaning assigned to such term in the preamble.

(hh)                          “Principal Operating Company” means Sirius Bermuda Insurance Company Ltd., Sirius International Insurance Corporation and Sirius America Insurance Company.

(ii)                                  “Public Float” means, as of any date of calculation, the number of Common Shares then outstanding (for the avoidance of doubt, excluding securities convertible into Common Shares), less (i) the number of outstanding Common Shares beneficially owned (without duplication) by the directors and executive officers of the Company and by CMIG International and its Affiliates (calculated in accordance with Section 13(d) of the Exchange Act), plus (ii) in the event of any calculation made pursuant to Section 6(f), the number of Redemption Shares being issued and, in the event of any calculation made pursuant to Section 7(a), the number of Conversion Shares being issued.

(jj)                                “Quarterly Dividend Date” has the meaning assigned to such term in Section 4(b).

(kk)                          “Redemption Date” has the meaning assigned to such term in Section 6(e).

(ll)                                  “Redemption Event” has the meaning assigned to such term in Section 6(e).

(mm)                  “Redemption Notice” has the meaning assigned to such term in Section 6(e).

(nn)                          “Redemption Price” means, as of any time of calculation, a price per Preference Share equal to (1) the product of (i) 1.28 multiplied by (ii) (x) the book value of the Company, as set forth in the final, Board of Directors approved, consolidated financial statements of the Company for the quarterly period most recently ended for which such financial statements are available, divided by (y) the fully diluted number of Common Shares outstanding (calculated using the treasury stock method) as of the end of such period, in each case determined by the Board of Directors in good faith, plus all unpaid, accrued and accumulated dividends thereon, plus (2) the product of (i) 0.28 multiplied by (ii) the aggregate amount of any Extraordinary Dividends paid by the Company during the period that is (x) in the event such calculation is made on or prior to the second (2nd) anniversary of the Issue Date, the 365 days preceding the date of such calculation, or (y) in the event such calculation is made after the second (2nd) anniversary of the Issue Date, the 730 days preceding the date of such calculation.

(oo)                          “Redemption Shares” means the Common Shares then issuable upon redemption of the Preference Shares in accordance with the terms of Section 6.

(pp)                          “Senior Shares” means any class of share capital or series of preference shares established by the Board of Directors in accordance with the terms hereof, if such class or series will rank senior to the Preference Shares as to dividend rights or rights upon liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary and, for the avoidance of doubt, shall not include any indebtedness of the Company or shares to the extent treated as a liability by applicable rating agencies.

(qq)                          “set aside for payment” means, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of the funds to be so paid on any class or series of the Company’s shares; provided, that if any funds for any Junior Shares are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then “set aside for payment” with respect to the Preference Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

(rr)                                “Shareholders Agreement” means that certain Shareholders Agreement dated [•], 2018 among the Company and the holder(s) of the Preference Shares on the Issue Date.

(ss)                              “Subscription Agreements” mean those certain Subscription Agreements dated August 29, 2018 between the Company and the holder(s) of the Preference Shares on the Issue Date.

(tt)                                “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

(uu)                          “Voting Shares” means the Common Shares, the Preference Shares and any other voting shares of the Company outstanding from time to time.

Section 3.                                           Ranking. The Preference Shares shall, with respect to dividend rights or the right to receive distributions upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, rank senior to all Junior Shares, including without limitation, the Common Shares.

Section 4.                                           Dividends.

(a)                                 Participating Dividends. In addition to any dividends accruing on the Preference Shares pursuant to Section 4(b), in the event that any dividend on Common Shares or other Junior Shares is declared by the Board of Directors and paid by the Company other than a dividend payable solely in Common Shares, other Junior Shares or any other equity or equity equivalent securities of the Company (for the avoidance of doubt, such dividends to include Extraordinary Dividends), the holders of Preference Shares as of the record date established by the

Board of Directors for such dividend on Common Shares or Junior Shares shall be entitled to receive (and the Company shall simultaneously declare and pay) a dividend on the Preference Shares on a pro rata basis with the Common Shares or other Junior Shares, as applicable, determined on an as-converted basis assuming all Preference Shares had been converted pursuant to Section 7. The record date for any dividend payable pursuant to this Section 4(a) shall be the record date for the applicable dividend on the Common Shares or other Junior Shares, and any such dividend shall be payable with respect to the Preference Shares to the holders to whom such Preference Shares are registered, as reflected on the Register of Members of the Company as of such record date.

(b)                                 Regular Dividends.  From and after the fifth (5th) anniversary of the Issue Date, the holders of Preference Shares shall then be entitled to receive, out of funds legally available for the payment of dividends under Bermuda law, cumulative dividends on each outstanding Preference Share, prior and in preference to any declaration, payment or decision to set aside funds for the payment of any dividend (other than dividends payable solely in Common Shares, other Junior Shares or any other equity or equity equivalent securities of the Company), at a per annum rate equal to the Conversion Price multiplied by LIBOR plus 4%, payable in cash quarterly in arrears on the last day of March, June, September and December of each year (each such date, a “Quarterly Dividend Date”).  Such dividends shall be paid out of funds legally available for the payment of dividends under Bermuda law, and shall accrue until paid, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends.  Dividends that are payable pursuant to this Section 4(b) on Preference Shares on any Quarterly Dividend Date shall be payable to holders of record of such Preference Shares as they appear on the Register of Members of the Company at 5:00 p.m. (New York City time) on the immediately preceding March 15, June 15, September 15 and December 15 (each, a “Dividend Record Date”). The Dividend Record Dates shall apply regardless of whether a particular Dividend Record Date is a Business Day.  A dividend period (each, a “Dividend Period”) is the period from and including a Quarterly Dividend Date to, but excluding, the next Quarterly Dividend Date, except that the initial Dividend Period shall commence on and include the date of the fifth (5th) anniversary of the Issue Date and such initial Dividend Period shall end on and exclude the December 31, 2023 Quarterly Dividend Date.  Dividends payable on the Preference Shares shall be computed on the basis of a 365-day year and the actual number of days elapsed in any Dividend Period, rounding the resulting figure to the nearest cent (half a cent being rounded upwards). If any date on which dividends would otherwise be payable is not a Business Day, then the Quarterly Dividend Date shall be the next succeeding Business Day after the original Quarterly Dividend Date, and no additional dividends shall accumulate on the amount so payable as a result of the delay.

(c)                                  Priority of Dividends. So long as any Preference Shares remain outstanding, unless the full dividends on all outstanding Preference Shares have been paid or a sum sufficient for the payment thereof has been set aside for payment pursuant to Section 4(a) or Section 4(b), (i) no dividend shall be paid or declared on the Common Shares or any other Junior Shares (other than a dividend payable solely in Common Shares, other Junior Shares, or other any other equity or equity equivalent securities of the Company) and (ii) no other distribution may be declared or paid or set apart for payment upon the Common Shares or any other Junior Shares.

(d)                                 Restrictions on Payment of Dividends. The Company shall not pay declare or pay dividends on the Preference Shares if the Company has reasonable grounds for believing that (1) it is, or would after the payment be, unable to pay its liabilities as they become due, or (2) the realizable value of the Company’s assets would thereby be less than its liabilities or (3) it is prohibited by then-applicable law from doing so.

(e)                                  Failure to Pay Dividends.

(i)                                     If the Company fails to declare and pay any dividend pursuant to Section 4(b), the rate at which all dividends thereunder shall accrue (whether or not declared) shall increase to a per annum rate equal to the Conversion Price multiplied by LIBOR plus 6% until such time as the Company has declared and paid all such accrued dividends, and thereafter shall accrue at a per annum rate equal to the Conversion Price multiplied by LIBOR plus 4%.

(ii)                                  If the Company fails to declare and pay for four consecutive Dividend Periods dividends on the Preference Shares that are payable pursuant to Section 4(b) (whether as a result of an event specified in Section 4(d) or otherwise), thereafter and until such time as the Company has declared and paid all such accrued dividends, the holders of a majority of the Preference Shares entitled to the rights set forth in Section 2 of the Shareholders Agreement (the “Designating Holders”) shall be entitled to designate one director to the Board of Directors (in addition to any other rights to elect persons to the Board of Directors that the holders of Preference Shares may have), subject to the receipt or making by such holders of any regulatory approvals or regulatory filings under applicable laws.  For each additional Dividend Period for which dividends on the Preference Shares are not declared or paid pursuant to Section 4(b), the Designating Holders shall be entitled to designate one additional director for appointment to the Board of Directors, subject to the receipt or making by such holders of any regulatory approvals or regulatory filings under applicable laws.   If at any time and from time to time, following the appointment of any such person(s) to the Board of Directors pursuant to this Section 4(e)(ii) and the subsequent resignation of such person(s) pursuant to Section 4(e)(iii), the Company fails to declare and pay for any Dividend Period dividends on the Preference Shares that are payable pursuant to Section 4(b) (whether as a result of an event specified in Section 4(d) or otherwise), such number of persons previously designated to the Board of Directors by the Designating Holders pursuant to this Section 4(e)(ii) shall be re-appointed to the Board of Directors and the Designating Holders shall be entitled, for such Dividend Period and each subsequent Dividend Period for which dividends are not declared and paid, to designate one additional director for appointment to the Board of Directors, subject in each case to the receipt or making by such holders of any regulatory approvals or regulatory filings under applicable laws.

(iii)                                                       Promptly after receipt by the Company of notice by the Designating Holders designating a person or persons to the Board of Directors pursuant to Section 4(e)(ii) (together with (1) an executed irrevocable letter of resignation in a form satisfactory to the Company pursuant to which such designee or designees shall resign from the Board of Directors effective as of the payment of the dividend for the next Dividend Period following the Dividend Period in which the Company remedies the failure to pay giving rise to such designee’s or designees’ appointment, (2) an executed and completed questionnaire for each such designee in the form customarily provided to directors of the Company and (3) any additional information about each such designee that the Company may reasonably request), the Board of Directors shall act to increase the size of the Board of Directors and to appoint such designee or designees to the Board of Directors; provided that, if the appointment of any such designee would cause the Board of Directors to be comprised of less than a majority of Independent Directors, then such designee shall be an Independent Director.

(f)                                   Unclaimed Dividends. Subject to applicable law, any dividend payment unclaimed for a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to the Company, and the payment by the Board of Directors of any unclaimed dividend or other sum payable on or in respect of the share into a separate account will not make the Company a trustee thereof.

Section 5.                                           Liquidation Rights.

(a)                                 Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding-up of the Company as a result of any bankruptcy, reorganization, or similar proceeding, or any foreclosure by creditors of the Company on all or substantially all assets of the Company, whether voluntary or involuntary (an “Actual Liquidation”), then the holders of the Preference Shares then outstanding shall be entitled to receive a liquidation preference in the amount of the Liquidation Price per Preference Share, before any distribution of assets is made to the holders of Common Shares or other Junior Shares, and thereafter, the holders of the Preference Shares then outstanding shall be entitled to receive an amount equal to (x) a pro rata portion (pro rata with the Common Shares or other Junior Shares, as applicable, determined on a per share as-converted basis assuming all Preference Shares had been converted pursuant to Section 7), of any assets and funds of the Company available for distribution less (y) the Liquidation Price.

(b)                                 Notice of Liquidation.   In the event of an Actual Liquidation, the Company shall, within ten (10) days after the date the Board of Directors approves such Actual Liquidation, or no later than twenty (20) days after any shareholders’ meeting called to approve such Actual Liquidation, or within twenty (20) days after the commencement of any involuntary proceeding in respect of an Actual Liquidation, whichever is earlier, deliver to each holder of Preference Shares written notice of the proposed Actual Liquidation (a “Liquidation Notice”), which written notice shall describe the material terms and conditions of such Actual Liquidation, including a description of the equity securities, cash and property to be received by the holders of Preference Shares upon consummation of the proposed Actual Liquidation and the date of delivery thereof. If any material change in the facts set forth in the Liquidation Notice shall occur, the Company shall promptly deliver written notice of such material change to each holder of Preference Shares.

Section 6.                                           Optional and Mandatory Redemption.

(a)                                 Optional Redemption upon Change of Control.

(i)                                                             In connection with the consummation of any (i) merger, amalgamation, consolidation or similar transaction that would result in the inability of the holders of a majority of the Voting Shares immediately prior to such transaction to elect a majority of the members of the Board of Directors (or its equivalent) of the resulting entity or its parent company or (ii) sale or series of related sales of all or substantially all of the consolidated assets of the Company and its Subsidiaries to a third party on an arm’s length basis which is approved by a majority of the

Independent Directors, but in each case excluding any such merger, amalgamation, consolidation, similar transaction with, or sale to, an Affiliate of the Company, including CMIG International or its Affiliates, or any entity which the Chief Executive Officer, Chief Financial Officer, General Counsel or any Independent Director of the Company has actual knowledge is a direct shareholder of CMIG International or China Minsheng Investment Co., Ltd., then the Company may redeem all then-outstanding Preference Shares for a price per Preference Share equal to the Redemption Price.  At the option of the Company, any Redemption Price payable pursuant to this Section 6(a)(i) may be paid in Common Shares as described in Section 6(f).

(ii)                                                          In connection with the consummation of any (i) merger, amalgamation, consolidation or similar transaction that would result in the inability of the holders of a majority of the Voting Shares immediately prior to such transaction to elect a majority of the members of the Board of Directors (or its equivalent) of the resulting entity or its parent company, (ii) transaction pursuant to which any Person or group (within the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), other than CMIG International or any of its Affiliates, becomes the beneficial owner of more than twenty percent (20%) of the outstanding equity securities of the Company and such percentage exceeds the beneficial ownership percentage of CMIG International, whether directly or indirectly and whether by stock sale, asset sale, merger, amalgamation, consolidation or otherwise or (iii) sale or series of related sales of all or substantially all of the consolidated assets of the Company and its Subsidiaries, any holder of a Preference Share may require the Company to redeem all or a portion of such holder’s Preference Shares for a price per Preference Share equal to the Redemption Price.  At the option of the Company, any Redemption Price payable pursuant to this Section 6(a)(ii) may be paid in Common Shares as described in Section 6(f).

(b)                                 Optional Redemption upon Delisting Event. In the event the Common Shares are delisted from a securities exchange on which the Common Shares were then listed and the Company has not listed or applied to list the Common Shares on any other securities exchange, any holder of a Preference Share may require the Company to redeem all of such holder’s Preference Shares for a price per Preference Share equal to the Redemption Price.  At the option of the Company, any Redemption Price payable pursuant to this Section 6(b) may be paid in Common Shares, with each Common Share representing payment of $1.00 (as divided by the Conversion Ratio) of the amount due in respect of such Redemption Price, such issuance having already been approved and authorized by the Board of Directors.

(c)                                  Optional Redemptions after Year Five. After the fifth (5th) anniversary of the Issue Date, (i) any holder of a Preference Share may require the Company to redeem all of such holder’s Preference Shares for a price per Preference Share equal to the Redemption Price and (ii) the Company may redeem all of the Preference Shares for a price per Preference Share equal to the Liquidation Price.  At the option of the Company, any Redemption Price or Liquidation Price payable pursuant to this Section 6(c) may be paid in Common Shares as described in Section 6(f).

(d)                                 Mandatory Redemption upon Involuntary Liquidation or Run-off of a Principal Operating Company.  In the event (i) of any involuntary liquidation, dissolution or winding-up of a Principal Operating Company as a result of any bankruptcy, reorganization or similar proceeding, (ii) of any involuntary supervision or run-off of any Principal Operating

Company, (iii) of any foreclosure by creditors of any Principal Operating Company on all or substantially all assets of, or equity interests in, such Principal Operating Company or (iv) that the Principal Operating Companies are disapproved for writing any business globally from insurance or reinsurance intermediaries or direct cedants representing a majority of gross written premiums of the Principal Operating Companies in the aggregate (determined based on the aggregate gross written premiums of the Principal Operating Companies for the previous fiscal year), then the Company shall, subject to it not being prohibited by then-applicable law, redeem all then-outstanding Preference Shares for a price per Preference Share equal to the Liquidation Price.   At the option of the Company, any Liquidation Price payable pursuant to this Section 6(d) may be paid in Common Shares with each Common Share representing payment of $1.00 (subject to adjustment for any subdivision (by any share split, recapitalization or otherwise) or combination (by combination, reverse share split or otherwise) of the Common Shares) of the amount due in respect of such Liquidation Price, such issuance having already been approved and authorized by the Board of Directors.

(e)                                  Redemption Event Notice. As promptly as practicable, but in no event later than twenty (20) days prior to any redemption event pursuant to Section 6(a) and Section 6(c) and in no event later than ten (10) days after any redemption event pursuant to Section 6(b) and Section 6(d) (each, a “Redemption Event”), the Company shall send written notice (a “Redemption Notice”) of the Redemption Event or anticipated Redemption Event, as applicable, to each holder of record of Preference Shares. Each Redemption Notice shall state:

(i)                                                        the date and a general description of the Redemption Event or anticipated Redemption Event, as applicable and the estimated Redemption Price or Liquidation Price, as applicable, payable in connection therewith;

(ii)                                                     the date, manner and place designated for surrender by the holder to the Company of his, her or its certificate or certificates representing the Preference Shares to be redeemed (such date, which shall be no earlier than (10) days after the date of the Redemption Notice and, in the case of a redemption pursuant to Section 6(a)(i) or Section 6(a)(ii), shall be before the effective date of the transaction described therein, the “Redemption Date”); and

(iii)                                                  that the holder is entitled to convert its Preferences Shares at its option pursuant to Section 7(b) prior to the Redemption Date.

(f)                                   Payment of Redemption Amount.  In exchange for the surrender to the Company by the respective holders of Preference Shares of their certificate(s) and accompanying materials in accordance with Section 6(i) below, the aggregate Redemption Price or Liquidation Price, as applicable, for the Preference Shares being redeemed shall be payable (i) in cash in immediately available funds to the applicable holders of the Preference Shares on the applicable Redemption Date, except to the extent prohibited by applicable Bermuda law, and/or (ii) at the Company’s option in the event of any redemption pursuant to Section 6(a), Section 6(c) or Section 6(d), in Redemption Shares (a “Cashless Redemption”), pro rata among the holders of such Preference Shares to be redeemed in proportion to the aggregate number of Preference Shares to be redeemed on the Redemption Date, but only to the extent that such Redemption Shares represent 15% or less of the Public Float.  In the event any Preference Share is redeemed pursuant to a Cashless Redemption, such Preference Share shall convert into that number of Common Shares as is determined by dividing (x) the Redemption Price or Liquidation Price, as applicable (in either case, plus any accrued and unpaid dividends) by (y) the greater of (I) $1.00 (as divided by the Conversion Ratio), and (II) the product of (A) 0.925 multiplied by (B) the daily volume weighted average price per Common Share as reported on the Nasdaq Stock Market (or any national securities exchange on which the Common Shares are then listed) for the trading days during a period of 30 consecutive days ending on the day prior to the date of the Redemption Notice; provided that such volume weighted average price shall exclude the effects of any purchase or sale of Common Shares by the Company, CMIG International or their respective Affiliates and any number of Common Shares which the Chief Executive Officer, Chief Financial Officer, General Counsel or any Independent Director of the Company has actual knowledge was purchased or sold by a direct shareholder of CMIG International or China Minsheng Investment Co., Ltd. during such period aggregating to more than 1% of the then-outstanding Common Shares.  In the event the Company has elected a Cashless Redemption and less than all of the Preference Shares being redeemed are permitted to be redeemed pursuant to the Cashless Redemption, then the Company shall pay the remainder of the Redemption Price or Liquidation Price, as applicable, (1) in cash in immediately available funds and/or (2) at the Company’s option, in Common Shares, with each Common Share representing payment of $1.00 (as divided by the Conversion Ratio) of the amount due in respect of such Redemption Price or Liquidation Price, as applicable, such issuance having already been approved and authorized by the Board of Directors. Any Cashless Redemption with respect to Section 6(a)(i) or 6(a)(ii) shall be made in Common Shares of the Company prior to the effective time of any such transaction described in Section 6(a)(i) or 6(a)(ii), which Common Shares of the Company shall be issued to the applicable holders of the Preference Shares prior to such effective time.

(g)                                  Insufficient Funds.  If on the Redemption Date, the assets of the Company legally available are insufficient to pay the full Redemption Price or Liquidation Price, as applicable, for the total number of Preference Shares to be redeemed, then the Company shall, subject to it not being prohibited by then-applicable law, (i) take all commercially appropriate action reasonably within its means to maximize the assets legally available for paying such amount, (ii) redeem out of all such assets legally available therefor on the Redemption Date the maximum possible number of Preference Shares that it can redeem on such date, pro rata among the holders of such Preference Shares to be redeemed in proportion to the aggregate number of Preference Shares to be redeemed by each such holder on the Redemption Date, and (iii) pay any remainder of the Redemption Price or Liquidation Price in Common Shares as provided in this Section 6.

(h)                                 Remedies for Nonpayment.

(i)                                                        If on the Redemption Date, all of the Preference Shares to be redeemed pursuant to a Redemption Notice are not redeemed in full by the Company by paying the entire Redemption Price or Liquidation Price, as applicable, until such Preference Shares are fully redeemed and the aggregate Redemption Price or Liquidation Price, as applicable, is paid in full, (i) all of the unredeemed Preference Shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4(a) and Section 4(b) and (ii) the Company shall owe an amount equal to (A) 125% of all amounts due pursuant to this Section 6 (including, without limitation, the aggregate Redemption Price or Liquidation Price, as applicable) that have not yet been paid plus (B) interest on such amount that shall accrue daily in arrears at a rate equal to twelve (12%) per annum, compounded quarterly.  For so long as such amounts are due and have not been paid in full, the Company shall not declare or pay any dividends on the Common Shares or any other Junior Shares.

(ii)                                                     If any Preference Shares to be redeemed pursuant to a Redemption Notice have not been redeemed in full by the Company by paying (in cash or Common Shares) all amounts due pursuant to Section 6(h)(i), within ninety (90) days of when due, the Designating Holders shall be entitled to designate such number of persons for appointment to the Board of Directors that would represent at least fifty-one percent (51%) of the total number of directors comprising the Board of Directors (after giving effect to their appointments) (in addition to any other rights to elect persons to the Board of Directors that the holders of Preference Shares may have), subject to the receipt or making by such holders of any regulatory approvals or regulatory filings under applicable laws.  Promptly after receipt by the Company of notice by the Designating Holders designating such persons to the Board of Directors pursuant to this Section 6(h)(ii) (together with, for each such designee (1) an executed irrevocable letter of resignation in a form satisfactory to the Company pursuant to which such designee shall resign from the Board of Directors effective concurrently with the remedy of the failure to pay giving rise to such designee’s appointment, (2) an executed and completed questionnaire in the form customarily provided to directors of the Company and (3) any additional information about such designee that the Company may reasonably request), the Board of Directors shall act to increase the size of the Board of Directors and to appoint such each such designee to the Board of Directors; provided that, if the appointment of any such designee would cause the Board of Directors to be comprised of less than a majority of Independent Directors (as defined in the Shareholders Agreement), then such designee shall be an Independent Director.

(i)                                     Surrender of Certificates. On or before the Redemption Date, each holder of Preference Shares shall surrender the certificate or certificates representing such Preference Shares to the Company, in the manner and place designated in the Redemption Notice, accompanied by duly executed instruments of transfer relating thereto, or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an indemnity, in the manner and place designated in the Redemption Notice. Each surrendered certificate shall be canceled and retired and the Company; provided, that if less than all the Preference Shares represented by a surrendered certificate are redeemed, then a new share certificate representing the unredeemed Preference Shares shall be issued in the name of the applicable holder of record of the canceled share certificate.

(j)                                    Procedures for Cashless Redemption. In the event of any Cashless Redemption, upon the surrender of such certificate(s) and accompanying materials, the Company shall as promptly as practicable (but in any event within ten (10) days thereafter) cause the transfer agent for the Common Shares to deliver to the relevant holder a certificate or make a book entry notation in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of Common Shares to which such holder shall be entitled upon a Cashless Redemption of the applicable Preference Shares.

(k)                                 Rights Subsequent to Redemption. If on the Redemption Date, the Redemption Price or Liquidation Price, as applicable, is paid (or tendered for payment) for any of the Preference Shares to be redeemed on such Redemption Date, regardless of whether certificate(s) and accompanying materials have been surrendered pursuant to Section 6(i), then on such date all rights of the holder in the Preference Shares so redeemed and paid or tendered, including any rights to dividends on such Preference Shares, shall cease, and such Preference Shares shall no longer be deemed issued and outstanding. Any redemption of Preference Shares under this Section 6 shall not be taken as reducing the amount of the Company’s authorized share capital.

Section 7.                                           Conversion.

(a)                                 Automatic Conversion. If (i) (x) the daily volume weighted average price per Common Share as reported on the Nasdaq Stock Market (or any national securities exchange on which the Common Shares are then listed) for the trading days during a period of 30 consecutive days (provided that such volume weighted average price shall exclude the effects of any purchase or sale of Common Shares by the Company, CMIG International or their respective Affiliates and any number of Common Shares which the Chief Executive Officer, Chief Financial Officer, General Counsel or any Independent Director of the Company has actual knowledge was purchased or sold by a direct shareholder of CMIG International or China Minsheng Investment Co., Ltd. during such period aggregating to more than 1% of the then-outstanding Common Shares, plus (y) the aggregate per share amounts of all dividends and distributions paid on the Common Shares since the Issue Date (other than dividends or distributions payable in the form of Common Shares), in each case, subject to adjustment as applicable for any subdivision (by any share split, recapitalization or otherwise) or combination (by combination, reverse share split or otherwise) or dividend or distribution in the form of Common Shares, equals or exceeds an amount equal to 1.40 multiplied by the Conversion Price and (ii) on the last day of such period, the Conversion Shares represent 25% or less of the Public Float (the occurrence of clause (i) and (ii), the “Mandatory Conversion Event”), then, in accordance with and subject to Section 7(c), each outstanding Preference Share shall convert into that number of Common Shares as is determined by dividing (x) the Issue Price by (y) the applicable Conversion Price then in effect (such ratio, the “Conversion Ratio”), and such holder shall be entitled to receive a sum in cash equal to any accrued and unpaid cash dividends as of the date of such Mandatory Conversion Event.  Notwithstanding the foregoing, if any proposed Qualified Sale Transaction (as such term is defined in the Shareholders Agreement) has been approved by a majority of the Independent Directors on the Board of Directors in accordance with Section 4(a) of the Shareholders Agreement, then no Mandatory Conversion Event shall occur during the period beginning from the date of such approval and ending on the date of consummation of such Qualified Sale Transaction or, if earlier, the date that the definitive agreement relating to such Qualified Sale Transaction is terminated, and the 30 consecutive day period calculated pursuant to Section 7(a)(i)(x) shall not include any day within that period, but shall be tolled during the pendency of that period.

(b)                                 Optional Conversion.  At the option of any holder of Preference Shares, such holder may elect, by notice to the Company from time to time prior to the occurrence of any Mandatory Conversion Event (such notice, a “Conversion Election Notice”), to cause the Company to convert any or all of such holder’s Preference Shares into that number of Common Shares as is determined by multiplying the number of Preference Shares subject to such conversion by the Conversion Ratio then in effect on the date of the Conversion Election Notice, and such holder shall be entitled to receive a sum in cash equal to any accrued and unpaid cash dividends as of the date of the Optional Conversion Event.  The Conversion Election Notice shall specify the number of Preference Shares held by such holder that shall be converted, which shall be no fewer than 1,000 Preference Shares or all of such holder’s Preference Shares if less.

(c)                                  Procedures for Mandatory Conversion.  Within five (5) Business Days after the Mandatory Conversion Event, the Company shall send each holder of Preference Shares written notice of such event (the “Mandatory Conversion Notice”), which shall include a reasonably detailed explanation of the Company’s calculation of the number of Conversion Shares issuable pursuant thereto.  Within five (5) Business Days after receipt of the Mandatory Conversion Notice, any holder may send written notice to the Company of its objection to any of the Company’s calculations (an “Objection Notice”), and the Company and the holders of the Preference Shares shall work together in good faith to resolve such dispute within five (5) Business Days. If such dispute has not been resolved by the parties within such five (5) Business Days, the parties shall appoint an independent accounting firm mutually agreed by them to make a determination, which shall be conclusive and binding absent manifest or mathematical error.  No later than ten (10) Business Days after the date of the Mandatory Conversion Notice or, if any holder has delivered an Objection Notice, five (5) Business Days after such dispute has been resolved in accordance with the foregoing provisions (unless, after delivery of an Objection Notice the parties or such independent accounting firm have determined that a Mandatory Conversion Event has not occurred), each holder shall surrender to the Company the certificate or certificates representing the Preference Shares held by such holder accompanied by duly executed instrument of transfer relating thereto or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an indemnity executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Company shall as promptly as practicable (but in any event within ten (10) days thereafter) cause the transfer agent for the Common Shares to deliver to the relevant holder a certificate or make a book entry notation in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of Common Shares to which such holder shall be entitled upon conversion of the applicable Preference Shares.  Notwithstanding anything in this Certificate of Designation to the contrary, if the Company delivers a Mandatory Conversion Notice pursuant to this Section 7(c), each holder shall be entitled to first exercise its conversion right pursuant to Section 7(b), or at its option, its redemption right pursuant to Section 6 before any such conversion by the Company.

(d)                                 Procedures for Optional Conversion.  Within five (5) Business Days after a holder of Preference Shares delivers to the Company a Conversion Election Notice, the Company shall send such holder a reasonably detailed explanation of the Company’s calculation of the number of Conversion Shares issuable pursuant thereto.  Within five (5) Business Days after receipt of the Company’s calculation, such holder may send an Objection Notice, and the Company and such holder shall work together in good faith to resolve such dispute within five (5) Business Days. If such dispute has not been resolved by the parties within such five (5) Business Days, the parties shall appoint an independent accounting firm mutually agreed by them to make a determination, which shall be conclusive and binding absent manifest or mathematical error.  No later than ten (10) Business Days after the date of the Conversion Election Notice or, if such holder has delivered an Objection Notice, five (5) Business Days after such dispute has been resolved in accordance with the foregoing provisions, each holder shall surrender to the Company, in the manner and place designated by the Company, the certificate or certificates representing the Preference Shares held by such holder subject to such conversion accompanied by duly executed instrument of transfer relating thereto or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an indemnity executed by the holder; provided, that if less than all the Preference Shares represented by a surrendered certificate are to be converted, then a new share certificate representing the remaining Preference Shares shall be issued in the name of the applicable holder of record of the canceled share certificate. Upon the surrender of such certificate(s) and accompanying materials, the Company shall as promptly as practicable (but in any event within ten (10) days thereafter) cause the transfer agent for the Common Shares to deliver to the relevant holder a certificate or make a book entry notation in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of Common Shares to which such holder shall be entitled upon conversion of the applicable Preference Shares.

(e)                                  Rights Subsequent to Conversion. All Preference Shares converted as provided in this Section 7, regardless of whether certificate(s) and accompanying materials have been surrendered pursuant to Section 7(c) or Section 7(d), shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Preference Shares shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to Section 6), other than the right of the holder to receive Common Shares and payment in lieu of any fraction of a Common Share in exchange therefor.

(f)                                   Limit on Conversion.

(i)                                                        Notwithstanding anything contained herein to the contrary, the Company shall not effect any Cashless Redemption pursuant to Section 6 or any conversion pursuant to this Section 7 with respect to any holder of Preference Shares to the extent that, after giving effect to such conversion, such holder (together with such holder’s affiliates and any other Person acting as a group together with such holder or any of such holder’s affiliates), would beneficially own in excess of 19.99% of the outstanding Common Shares, unless the Company obtains such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any national securities exchange on which the Common Shares are then listed) from the shareholders of the Company with respect to the issuance of Common Shares resulting in the beneficial ownership by such holder (and such holder’s affiliates and any other Persons acting as a group together with such holder or any of such holder’s affiliates) of in excess of 19.99% of the outstanding Common Shares. For purposes of the foregoing sentence, the number of Common Shares beneficially owned by such holder and its affiliates shall include the number of Conversion Shares represented by such holder’s and its affiliates’ Preference Shares, but shall exclude the number of Common Shares that would be issuable upon exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other securities of the Company or its Subsidiaries that would entitle the holder thereof to acquire at any time Common Shares) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 7(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  In addition, for purposes of this Section 7(f), “group” has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.   Any determination of whether the limitation contained in this Section 7(f)(i) applies shall be in the sole discretion of the Company.

(ii)                                                     In addition, notwithstanding anything contained herein to the contrary, the Company shall not effect any Cashless Redemption pursuant to Section 6 or any conversion pursuant to this Section 7 with respect to any holder of Preference Shares to the extent that such conversion and the resulting issuance of Common Shares requires any regulatory approval or regulatory filing under applicable insurance laws, unless such holder obtains such approval or makes such regulatory filing prior to any such conversion and issuance.  Any determination of whether the limitation contained in this Section 7(f)(ii) applies shall be in the sole discretion of the Company.

(g)                                  No Charge or Payment. The issuance of certificates for Common Shares upon conversion of Preference Shares pursuant to Section 7 shall be made without payment of additional consideration by, or other charge to, the holder in respect thereof.

(h)                                 No Conversion after Redemption. From and after the occurrence of any Redemption Event with respect to any Preference Shares pursuant to Section 6, the conversion rights described herein of the Preference Shares designated for redemption shall cease and be of no further force or effect, unless the Redemption Price or Liquidation Price, as applicable, is not fully paid on such redemption date, in which case the conversion rights for such Preference Shares shall continue until such price is paid in full.

(i)                                     Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Price and the number of Conversion Shares issuable on conversion of the Preference Shares shall be subject to adjustment from time to time as provided in this Section 7(i).

(i)                                                        If the Company shall, at any time or from time to time after the Issue Date, (A) pay a dividend or make any other distribution upon the Common Shares or other Junior Shares payable in Common Shares, other Junior Shares or any other equity or equity equivalent securities of the Company or (B) subdivide (by any share split, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, then the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Preference Shares shall be proportionately increased. If the Company at any time combines (by combination, reverse share split or otherwise) its outstanding Common Shares into a smaller number of shares, then the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Preference Shares shall be proportionately decreased. Any adjustment under this Section 7(i) shall be calculated in good faith by the Company and become effective at the close of business on the date the dividend, subdivision or combination becomes effective.  The Company may in its sole discretion, but shall not be required to, make such decreases in the Conversion Price, in addition to those required by this Section 7(i), as the Company considers to be advisable in order to avoid or diminish any income tax to any holders any other class of shares of the Company resulting from any dividend or distribution of shares or issuance of rights or warrants to purchase or subscribe for shares or from any event treated as such for income tax purposes or for any other reason.

(ii)                                                     In the event of any (A) capital reorganization of the Company, (B) reclassification of the shares of the Company (other than a change in par value or as a result of a share dividend or subdivision, split-up or combination of shares), (C) consolidation, amalgamation or merger of the Company with or into another Person, (D) sale of all or substantially all of the Company’s consolidated assets to another Person or (E) other similar transaction (other than any such transaction covered by this Section 7(i)) (each, a “Fundamental Transaction”), in each case which entitles the holders of Common Shares to receive (either directly or upon subsequent liquidation) shares, securities or assets with respect to or in exchange for Common Shares, then each Preference Share shall, immediately after such Fundamental Transaction, be exercisable for the kind and number of shares or other securities or assets of the Company or of the successor Person resulting from such Fundamental Transaction to which such Preference Share would have been entitled upon such Fundamental Transaction if the Preference Share had been converted in full immediately prior to the time of such Fundamental Transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion; and, in such case, appropriate adjustment shall be made with respect to such holder’s rights under this Certificate of Designation to insure that the ranking and senior nature of the securities and the provisions of this Section 7 shall thereafter be applicable, as nearly as possible, to the Preference Shares in relation to any shares, securities or assets thereafter acquirable upon conversion of Preference Shares hereunder (including, in the case of any Fundamental Transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Conversion Price to the value per share for the Common Shares reflected by the terms of such Fundamental Transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Preference Shares without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such Fundamental Transaction). The provisions of this Section 7(k) shall similarly apply to successive Fundamental Transactions. The Company shall not effect any such Fundamental Transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, amalgamation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the holders of Preference Shares such shares, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Preference Shares.

(j)                                    Notice of Adjustment.  As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than thirty (30) days thereafter, the Company shall furnish to each holder of record of Preference Shares at the address specified for such holder in the books and records of the Company (or at such other address as may be provided to the Company in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(k)                                 Other Notices. In the event: (i) that the Company shall take a record of the holders of its Common Shares (or other shares or securities at the time issuable upon conversion of the Preference Shares) for the purpose of entitling or enabling them to receive any dividend or other distribution upon the Common Shares payable in Common Shares, other Junior Shares or any other equity or equity equivalent securities of the Company, to vote at a meeting (or by written consent) or to receive any right to subscribe for or purchase any shares of any class or any other securities or (ii) of any Fundamental Transaction, the Company shall send or cause to be sent to each holder of record of Preference Shares in the books and records of the Company (or at such other address as may be provided to the Company in writing by such holder) at least thirty (30) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or right or action to be taken at such meeting or by written consent or (B) the effective date on which such Fundamental Transaction is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Shares (or such other capital stock or securities at the time issuable upon conversion of the Preference Shares) shall be entitled to exchange their Common Shares (or such other capital stock or securities) for securities or other property deliverable upon such Fundamental Transaction, and the amount per share and character of such exchange applicable to the Preference Shares and the Conversion Shares.

Section 8.                                           Voting Rights.

(a)                                 General. Each Preference Share shall have voting power equal to the number of Common Shares into which it is then convertible pursuant to Section 7 as of the record date of such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent, and, except as otherwise provided herein or required by law, the Preference Shares and Common Shares shall vote together as a single class with respect to any and all matters presented to the shareholders of the Company for their action or consideration (whether at a meeting of shareholders of the Company, by written resolutions of shareholders of the Company in lieu of a meeting, or otherwise).

(b)                                 Voting on Variations of Rights. Notwithstanding the Bye-Laws, without the prior affirmative vote or written consent of the holders of at least a majority of the outstanding Preference Shares voting separately as a single class with one vote per Preference Share, the Company shall not (i) amend, alter or repeal the Memorandum of Association or Bye-Laws or any organizational documents of any Subsidiary of the Company, (ii) enter into any transaction with any related person (within the meaning of Item 404 of Regulation S-K), other than any such transaction contemplated by this Certificate of Designation, the Subscription Agreements or the Shareholders Agreement or any such transaction that is approved in accordance with the Company’s Related Person Transactions Policy or (iii) amend, alter or repeal the Company’s Related Person Transactions Policy, in each case, in a manner that would adversely affect the rights, preferences and powers of the holders of Preference Shares or Conversion Shares (it being understood that (x) any amendment, alteration or repeal of the Memorandum of Association or Bye-Laws of the Company in order to effect the provisions of this Certificate of Designation or (y) any amendment or alteration of the Company’s Related Person Transactions Policy in order to reflect the provisions of Item 404 of Regulation S-K as it may be amended by the Commission after the Issue Date shall not be deemed to adversely affect the rights, preference and powers of the holders of Preference Shares or Conversion Shares).

(c)                                  Termination of Voting Rights.  This Section 8 will not apply if, at or prior to the record date of such vote or written consent, all outstanding Preference Shares shall have been redeemed in accordance with Section 6 or converted into Common Shares in accordance with Section 7.

Section 9.                                           Amendments or Modifications; Waiver.

(a)                                 To the extent permitted by applicable law, the Board of Directors may modify the terms of this Certificate of Designation without the consent of any holder of Preference Shares for any of the following purposes:

(i)                                                        to evidence the succession of another person to the Company’s obligations;

(ii)                                                     to add to the covenants for the benefit of the holders of the Preference Shares or to surrender any of the Company’s rights or powers under the Preference Shares;

(iii)                                                  to cure any ambiguity to correct or supplement any provisions that may be inconsistent; provided that such action shall not adversely affect the interest of the holders of the Preference Shares; or

(iv)                                                 to make any other provision with respect to such matters or questions arising under this Certificate of Designation which the Company may deem desirable and which shall not adversely affect the interests of the holders of the Preference Shares, including with respect to the matters set forth in Section 2(z).

(b)                                 Except as provided in Section 9(c), this Certificate of Designation may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of this Certificate of Designation or the Preference Shares may be waived, in each case with the affirmative vote or written consent of the holders of at least a majority of the Preference Shares then outstanding, including any modification occurring in connection with any merger, amalgamation or consolidation of the Company or otherwise.

(c)                                  The Board of Directors may, subject to the prior written consent or the affirmative vote of the holders of at least a majority of the Preference Shares, amend the terms of this Certificate of Designation or the rights, powers, preferences and privileges of the holders of the Preference Shares; provided, that no such amendment shall, without the consent of the holder of each outstanding Preference Share affected by the amendment:

(i)                                                        change any Quarterly Dividend Date;

(ii)                                                     reduce the rate of dividends payable pursuant to Section 4(b);

(iii)                                                  reduce the Redemption Price or Liquidation Price;

(iv)                                                 increase the Conversion Price or the Issue Price;

(v)                                                    change the place or currency of payment, which shall be in U.S. Dollars;

(vi)                                                 change the percentage of the Preference Shares whose holders must approve any amendment or modification; or

(vii)                                              impair the right to institute suit for the enforcement of this Certificate of Designation.

Section 10.                                    Reservation of Shares; Status of Shares; Fractional Shares.

(a)                                 Reservation of Shares. The Company shall at all times when any Preference Shares are outstanding (i) reserve and keep available out of its authorized but unissued shares, solely for the purpose of issuance upon the conversion of the Preference Shares, such number of Common Shares that may be issuable from time to time upon the redemption of all outstanding Preference Shares pursuant to Section 6 or the conversion of all outstanding Preference Shares pursuant to Section 7 and (ii) authorize for issuance and take all actions necessary to cause the issuance of any such Common Shares issuable pursuant to Section 6 or Section 7. The Company shall take all such actions (including but not limited to receiving any permissions or declarations of no objection from the Bermuda Monetary Authority) as may be necessary to assure that all such Common Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(b)                                 Status of Shares. All Common Shares issued hereunder by the Company shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof (other than those arising under state or federal securities laws).

(c)                                  Fractional Shares. No fractional Common Shares will be issued hereunder. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay the holder an amount of cash equal to the product of such fraction multiplied by the closing price of one Common Share as reported on the principal securities exchange for the Common Shares on the date of the applicable Cashless Redemption, Mandatory Conversion Event or Optional Conversion Event, as applicable.

Section 11.                                    Preemptive and Other Rights.

(a)                                 Except as set forth in this Section 11, holders of the Preference Shares shall not have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

(b)                                 If the Company proposes to issue and sell any Senior Shares or Parity Shares, in each case that are convertible into Common Shares, then the Company shall, by notice to each holder of Preference Shares, offer to sell to such holder (such offer, an “Offer to Sell”), on the same terms and conditions, such Senior Shares or Parity Shares on a pro rata basis in proportion to the percentage of Preference Shares held by such holder. The Offer to Sell shall include: (i) the date of the anticipated sale, which date shall be at least ten (10) Business Days after the Offer to Sell (the “Sale Date”), (ii) the terms of such Senior Shares or Parity Shares, (iii) the number or amount of such Senior Shares or Parity Shares being offered to such holder and (iv) the price per Senior Share or Parity Share (the “Sale Price”).  In order to accept the Offer to Sell, such holder shall notify the Company no later than 5:00 p.m. (New York City time) on the date that is nine (9) Business Days after the date of the Offer to Sell (the “Offer Acceptance Notice”).  A failure by such holder to accept the Offer to Sell within the specified time period or to pay the Sale

Price to the Company in immediately available funds on the Sale Date shall in either case be deemed to constitute a rejection of such offer by such holder, and the Company may thereafter complete the issuance and sale of such Senior Shares or Parity Shares on the terms specified in the Offer to Sell without the participation of such holder.  If so indicated in its Offer Acceptance Notice, any accepting holder shall be entitled to purchase, on a pro rata basis with each other accepting holder of Preference Shares that so indicated, Senior Shares or Parity Shares subject to a rejected Offer to Sell.

(c)                                  Issuances of Senior Shares or Parity Shares.  From and after the Issue Date and other than the Preference Shares, the Company will not, without the prior written consent of the holders of a majority of the Preference Shares, issue any Senior Shares or Parity Shares if the aggregate gross proceeds of which (together with all other such Senior Shares and Parity Shares) equal or exceed $100 million.

(d)                                 Certain Other Rights and Protections.  In addition to the rights granted to the Preference Shares and the holders thereof pursuant to this Certificate of Designation, the Preference Shares shall be entitled to the benefits of any rights attaching to the Common Shares generally, including, without limitation, the right to participate in any rights offerings.

Section 12.                                    Miscellaneous.

(a)                                 Withholding Taxes. In the event that the Company or its agent determines that they are obligated to withhold or deduct any tax or other governmental charge under any applicable law on behalf of a holder of Preference Shares, notwithstanding anything else to the contrary herein, the Company or its agent shall be entitled, but not obligated, to deduct and withhold such amount by withholding any property (including, without limitation, Common Shares or cash) that would otherwise be delivered to or is owned by such holder, in each case in such amounts as is required to meet the withholding obligations, and shall also be entitled, but not obligated, to sell all or a portion of such withheld property by public or private sale in such amounts and in such manner as they deem necessary and practicable to pay such taxes and charges. Any amount or property withheld in accordance with this section shall be treated for all purposes of this Certificate of Designation as having been paid to the holder in respect of which such deduction and withholding was made.

(b)                                 Limitations on Transfer and Ownership. The holders of Preference Shares shall be subject to the limitations on transfer and ownership contained in the Subscription Agreements and the Bye-laws.

(c)                                  Information Rights.

(i)                                                   Within ten (10) days following the filing by the Company of any Form 10-Q or Form 10-K with the Commission, the Company shall deliver to each holder of Preference Shares its then-current calculation of the Conversion Price and the Redemption Price.

(ii)                                                At the request of any holder of Preference Shares (which each holder may make up to four times per calendar year), the Company shall, within five (5) days of receipt of any such request, provide such holder with the calculation most recently delivered pursuant to Section 12(c)(i).

(iii)                                             In the event the Common Shares are delisted from a securities exchange on which the Common Shares were then listed and the Company has not listed or applied to list the Common Shares on any other securities exchange and is not otherwise voluntarily making filings with the SEC that would otherwise be required by Section 13(a) or 15(d) under the Exchange Act as if it were subject thereto, and for so long as the Common Shares are not then listed on a securities exchange, then the Company shall provide to each holder of Preference Shares:

(A)                 Within 60 days (or, with respect to the first three fiscal quarters after which the Company has elected (an “Accounting Principles Election”) to prepare and deliver financial statements in conformity with International Financial Reporting Standards (“IFRS”) or generally accepted accounting principles in the United Kingdom (“UK GAAP”), within 75 days) after the end of the first three fiscal quarters of each fiscal year (beginning with the first fiscal quarter ending after such event), an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal quarter and unaudited consolidated statements of income, retained earnings and cash flows, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding fiscal year and prepared by the Company in accordance with generally accepted accounting principles in the United States (or, following an Accounting Principles Election, IFRS or UK GAAP);

(B)                 Within 120 days (or, with respect to the first fiscal year with respect to which an Accounting Principles Election is made, within 150 days) after the end of each fiscal year (beginning with the first fiscal year ending after such event), an audited consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal year and audited consolidated statements of income, retained earnings and cash flows, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year and prepared by the Company in accordance with generally accepted accounting principles in the United States (or, following an Accounting Principles Election, IFRS or UK GAAP); such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit;

(C)                 Within ten (10) days following delivery to the members of the Board of Directors (or any committee thereof), any materials provided to the members of the Board of Directors (or any committee thereof); and

(D)                 If a holder of Preference Shares requests in writing information about the Company or its subsidiaries in order to comply with disclosure requirements under laws and regulations applicable to such holder (excluding any information with respect to taxes, which information rights shall be governed by the terms of the Subscription Agreement), the Company shall use its commercially reasonable efforts to provide such additional information to such holder as soon as practicable after such written request has been received;

; provided that the Company need not provide any such financial statements, materials or other information to any Person that is engages in the insurance, reinsurance and insurance services business, or any Affiliate of the foregoing.

(d)                                 Other Rights.

(i)                                                   The Preference Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions other than as set forth in this Certificate of Designation, the Memorandum of Association, the Bye-laws, the Subscription Agreements or applicable law. For the avoidance of doubt, the Preference Shares shall not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Company to any Person in whose names the Preference Shares of such series are registered or any creditor of the Company.

(ii)                                                Unless prohibited by Bermuda law, the Board of Directors shall evaluate in good faith the impact of each action taken by them with respect to any outstanding class of securities of the Company or the rights of the holders thereof, or any action taken by them with respect the holders of any outstanding class of securities of the Company, in each case on the holders of each class of securities of the Company before taking any such action.

(e)                                  Anti-Avoidance.  The Company shall not, without the prior written consent of Holders of a majority of the Preference Shares, take any voluntary action, by amendment to this Certificate of Designation or Bye-Laws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, that would prohibit the Company from performing or that would conflict with the performance of any of the terms to be observed or performed hereunder by the Company, including with respect to Section 4, Section 5, Section 6 and Section 7, but will at all times in good faith perform all of its obligations under this Certificate of Designation.

(f)                                   Record Holders. To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any Preference Shares as the true beneficial owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

(g)                                  Calculation in Respect of Preference Shares. The Company will be responsible for making all calculations called for in respect of the Preference Shares, including, but not limited to, the determination of the Redemption Price and Liquidation Price and the dividends payable on the Preference Shares. Any calculations made in good faith and without mathematical or manifest error will be final and binding on holders of the Preference Shares. All calculations made pursuant to this Certificate of Designation shall be made pursuant to the nearest cent.  At the request of any holder of Preference Shares, the Company shall provide the basis of any such calculation prepared in respect of the Preference Shares and at the request of the holders of a majority of the Preference Shares, the Company shall have any such calculation reviewed by the Company’s accounting firm.

(h)                                 Severability. In the event any provision of this Certificate of Designation shall be invalid, unenforceable or illegal, then, to the fullest extent permitted by applicable law, the validity, enforceability and legality of the remaining provisions shall not in any way be affected or impaired thereby.

(i)                                     Dispute Resolution. NOTWITHSTANDING THE PLACE WHERE THIS CERTIFICATE OF DESIGNATION MAY BE EXECUTED OR DELIVERED, THE COMPANY AND EACH HOLDER OF PREFERENCE SHARES EXPRESSLY AGREE THAT THIS CERTIFICATE OF DESIGNATION AND THE PREFERENCE SHARES SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any and all suits, legal actions or proceedings arising out of this Certificate of Designation, the Preference Shares or the transactions contemplated hereby shall be brought in the courts of the State of New York or the United States District Court for the Southern District of New York and the Company and each holder hereby submit to and accept the exclusive jurisdiction of such courts for the purpose of such suits, legal actions or proceedings. In any such suit, legal action or proceeding, the Company and each holder waive personal service of any summons, complaint or other process and agree that service thereof may be made by certified or registered mail directed to it pursuant to Section 12(k). To the fullest extent permitted by law, the Company and each holder hereby irrevocably waive any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in any such court and hereby further waive any claim that any such suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum. THE COMPANY AND EACH HOLDER (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS CERTIFICATE OF DESIGNATION, THE PREFERENCE SHARES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)                                    Specific Performance.  The parties agree that irreparable damage is likely to occur and that the parties will not have an adequate remedy at law in the event that any of the provisions of this Certificate of Designation is not performed in accordance with its specific term or is otherwise breached or threatened to be breached.  It is accordingly agreed that the parties shall be entitled to injunctive relief, including, but not limited to, a temporary restraining order, preliminary injunction or permanent injunction, to prevent any breach or threatened breach of any payment obligation pursuant to this Certificate of Designation or to enforce specifically the terms and provisions of any payment obligation arising under this Certificate of Designation, this being in addition and without prejudice to any other remedy to which they are entitled at law or in equity.  Each party in advance agrees to waive any requirement for the securing of such remedy, including but not limited to the posting of a bond.

(k)                                 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by reputable overnight courier service), e-mail (followed by reputable overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the other parties as follows:

(i)                                                   if to a holder of Preference Shares, to the address of such holder set forth in the Register of Members of the Company.

(ii)                                                if to the Company, to:

c/o Sirius International Insurance Group, Ltd.

14 Wesley Street, 5th Floor

Hamilton HM11 Bermuda

Attention: Gene Boxer
E-mail: Gene.Boxer@siriusgroup.com

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 12(k).

(l)                                     Legend.  Certificates representing the Preference Shares, the Redemption Shares and the Conversion Shares shall initially contain the following legends: “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, PURSUANT TO REGISTRATION OR QUALIFICATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

THE SECURITIES ARE SUBJECT TO AND HAVE NOT RECEIVED APPROVAL FROM EITHER THE BERMUDA MONETARY AUTHORITY OR THE REGISTRAR OF COMPANIES IN BERMUDA AND NO STATEMENT TO THE CONTRARY, EXPLICIT OR IMPLICIT IS AUTHORISED TO BE MADE IN THIS REGARD.  THE SECURITIES MAY BE OFFERED OR SOLD IN BERMUDA ONLY IN COMPLIANCE WITH THE PROVISIONS OF THE INVESTMENT BUSINESS ACT 2003 OF BERMUDA AND THE EXCHANGE CONTROL ACT 1972 OF BERMUDA AND REGULATIONS THEREUNDER.  IN ADDITION TO THE FOREGOING, NON-BERMUDIAN PERSONS MAY NOT CARRY ON OR ENGAGE IN ANY TRADE OR BUSINESS IN BERMUDA UNLESS SUCH PERSONS ARE AUTHORIZED TO DO SO UNDER APPLICABLE BERMUDA LEGISLATION.  ENGAGING IN THE ACTIVITY OF DISTRIBUTING OR MARKETING THIS DOCUMENT IN BERMUDA TO PERSONS IN BERMUDA MAY BE DEEMED TO BE CARRYING ON BUSINESS IN BERMUDA.”

(m)                             Certification.  The Preference Shares and the Conversion Shares may be issued in certificated form or in book-entry form.  To the extent that any Preference Shares or Conversion Shares are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares, and references herein to any delivery of such certificates shall be disregarded.

*                                         *                                         *

IN WITNESS WHEREOF, Sirius International Insurance Group, Ltd., a Bermuda exempted company, has caused this Certificate of Designation to be signed by Allan L. Waters, its Chief Executive Officer, and attested by Conyers Corporate Services (Bermuda) Limited, its Assistant Secretary, this      day of          , 2018.

By:

Attested:

By:

Assistant Secretary